Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

AGREEMENT, dated as of October 21, 2009 among PartnerRe Ltd., a Bermuda exempted company (“Parent”), and the individual set forth on the signature page hereto (“Shareholder”).

WHEREAS, Parent intends to, through a wholly-owned subsidiary of Parent (“Purchaser”), acquire 100% of PARIS RE Holdings Limited, a Swiss corporation (the “Company”);

WHEREAS, prior to the date hereof, Purchaser has, through a series of transactions, acquired Company Shares totaling at least 83% of the outstanding Company Shares;

WHEREAS, pursuant to the Transaction Agreement dated as of July 4, 2009 (as amended, the “Transaction Agreement”) among Parent, Purchaser and the Company, Parent has agreed, upon the terms and subject to the conditions set forth in the Transaction Agreement, to acquire the remaining outstanding Company Shares not owned by Purchaser and its Affiliates by means of a merger (the “Merger”) of the Company with and into Purchaser; and

WHEREAS, as of the date hereof, Shareholder is an owner of common bearer shares, CHF 4.51 par value per share of the Company, including (the Company’s common bearer shares are hereinafter referred to as the “Company Shares”); and

WHEREAS, in order to help ensure that the Merger Confirmation Date will occur and the Requisite Merger Approval will be obtained (in each case, as defined in the Transaction Agreement), Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy; Voting Agreement

Section 1.01 .  Voting Agreement.  (a) Shareholder hereby agrees that at any meeting (whether annual, extraordinary or special and whether or not an adjourned or postponed) of the holders of Company Shares, however called, or in connection with any written consent of the holders of Company Shares,

Shareholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to the Company Shares owned by Shareholder and set forth on Schedule 1.01 hereto under the column entitled “Covered Company Shares” (such Company Shares, Shareholder’s Covered Company Shares”) to the fullest extent that such Covered Company Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the approval and adoption of the Merger Agreement (as defined in the Transaction Agreement) and the Merger;

(ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of the Company at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the shareholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii) against any (A) Company Acquisition Proposal (as defined in the Transaction Agreement), (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger.

(b) Shareholder agrees to cause Shareholder’s Covered Company Shares to be counted as present for purposes of any quorum requirement at any duly called meeting of the holders of Company Shares (or any adjournment or postponement thereof).

(c) For the avoidance of doubt, Shareholder agrees that for so long as this Agreement is in effect the obligations of Shareholder contained in this Article 1 shall not be affected by any Adverse Company Recommendation Change (as defined in the Transaction Agreement).

Section 1.02 .  Irrevocable Proxy.  Shareholder hereby revokes (or causes to be revoked) any and all previous proxies if granted with respect to Shareholder’s Covered Company Shares.  Upon request in writing by Parent, Shareholder hereby agrees to grant a proxy appointing Parent as Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01(a).  The proxy to be granted by Shareholder upon request in writing by Parent shall automatically be revoked upon termination of this Agreement.

ARTICLE 2
Representations and Warranties of Shareholder

Shareholder represents and warrants to Parent that:

Section 2.01 .  Authorization. Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder.  This Agreement constitutes a valid and binding Agreement of Shareholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 2.02 .  Non-Contravention.  The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law (as defined in the Transaction Agreement), (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any Lien (as defined in the Transaction Agreement) on any Covered Company Shares.

Section 2.03 .  Ownership of Company Shares.  Shareholder is the owner of Shareholder’s Covered Company Shares, free and clear of any limitation or restriction on Shareholder’s right to vote any such Covered Company Shares.  None of Shareholder’s Covered Company Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Covered Company Shares.  Shareholder has, and at all times during the term of this Agreement will have, with respect to Shareholder’s Covered Company Shares, the sole power, directly or indirectly, to vote Shareholder’s Covered Company Shares, and at all times during the term of this Agreement will have, the complete and exclusive power to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article 1 and agree to all matters set forth in this Agreement.

Section 2.04 .  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder except for (i) reasonable costs and expenses incurred by Shareholder’s counsels in connection with this Agreement and (ii) additional and/or increased fees and/or commissions for the benefit of Credit Suisse resulting from entering into this Agreement for purposes of determining the fees and commissions, if any, that Credit Suisse may be owed in connection with the transactions contemplated by the Transaction Agreement and the Securities Purchase Agreement (as defined in the Transaction Agreement).

Section 2.05 .  Opportunity to Review; Reliance.  Shareholder has had the opportunity to review this Agreement and the Transaction Agreement with counsel of Shareholder’s own choosing.

ARTICLE 3
Representations and Warranties of Parent

Parent represents and warrants to Shareholder:

Section 3.01 .  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

ARTICLE 4
Covenants of Shareholder

Shareholder hereby covenants and agrees that:

Section 4.01 . No Transfers; No Proxies.  Shareholder agrees that it shall not (a) enter into any contract, option or other arrangement or understanding with any Third Party (as defined in the Transaction Agreement) for the direct or indirect purchase and sale of any of Shareholder’s Covered Company Shares or otherwise, directly or indirectly, sell, assign, transfer, encumber or otherwise dispose of any of Shareholder’s Covered Company Shares or any interest therein to a Third Party, or (b) except pursuant to the terms of this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Company Shares, except if the Merger is not legally effective by January 31, 2010 in which case this Section 4.01 shall be deemed to be terminated as per that date,

ARTICLE 5
Miscellaneous

Section 5.01 .  Notices.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Purchaser, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to Shareholder, to Shareholder and Shareholder’s counsel at their respective addresses, facsimile numbers or e-mail addresses set forth on the applicable signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.02 .  Other Definitional and Interpretative Provisions.  (a) Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.03 .  Further Assurances.  Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.04 .  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate upon the earlier of: (a) termination of the Transaction Agreement in accordance with its terms and (b) January 31, 2010 if the Merger is not legally effective by such date.

Section 5.05 .  Documentation and Information.  Shareholder (i) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Company Shares, the nature of Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law (as defined in the Transaction Agreement) in any press release, any Current Report on Form 8-K, any disclosure document in connection with the Merger or the listing of the Parent Shares (as defined in the Transaction Agreement) on Euronext Paris or any filings with or notices to Governmental Authorities (as defined in the Transaction Agreement) in connection with the Merger or any transactions contemplated by this Agreement or the Transaction Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such documents.  Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by Shareholder specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.06 .  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the reasonable costs and expenses incurred by Shareholder’s counsels in connection with this Agreement shall be paid by the Company.

Section 5.07 .  Shareholder Capacity.  Shareholder signs solely in its capacity as the owner of Company Shares and nothing in this Agreement shall limit or affect any actions any individual in his or her capacity as an officer or director of the Company.  This Section 5.07 shall survive any termination of this Agreement.

Section 5.08 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.09 .  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws Switzerland.

Section 5.10 .  Jurisdiction.  Subject to Section 5.13, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Commercial Court of the Canton of Zurich, Switzerland.

Section 5.11 .  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12 .  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority (as defined in the Transaction Agreement) to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13 .  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in a court of competent jurisdiction or other Governmental Authority (as defined in the Transaction Agreement), in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARTNERRE LTD.

By:
Name:
Title:

[Name of Shareholder]

Address for notices: [ADD NOTICE ADDRESS] with a copy to: [ADD NOTICE ADDRESS]

Schedule 1.01

Shareholder Name	Covered Company Shares